Exhibit 99.01

Immersion Corporation Reports Fourth Quarter and Fiscal Year 2008 Results

SAN JOSE, Calif.--(BUSINESS WIRE)--March 2, 2009--Immersion Corporation (NASDAQ:IMMR), the leader in developing and licensing touch feedback technology (http://www.immersion.com/corporate/), today reported financial results for the fourth quarter and year ended December 31, 2008.

Revenues for the fourth quarter of fiscal 2008 were $9.0 million, a decrease of 9% compared to revenues of $9.9 million for the fourth quarter of 2007 and a decrease of 11% compared to $10.1 million in the third quarter of 2008. Excluding $1.1 million in one-time deferred revenues for the third quarter of 2008, revenues for the fourth quarter were flat sequentially. Net loss for the fourth quarter, which included one-time charges of $2.6 million related to the divestiture of the 3D line of business, was $(9.7) million, or $(0.35) per share. Excluding the one-time charges, net loss for the fourth quarter was $(7.1) million, or $(0.26) per share. This compares to net income of $511,000, or $0.02 per diluted share, for the fourth quarter of 2007 and to a net loss in the third quarter of 2008 of $(32.3) million, or $(1.10) per share, which included a one-time charge of $20.75 million related to the settlement of Immersion's litigation with Microsoft. Of the $2.6 million in costs related to the divestiture of the 3D line of business, $2.1 million was included within Cost of Products Sales, with the remainder included within Restructuring Costs.

Revenues for fiscal 2008 were $36.5 million, an increase of 5% over revenues of $34.7 million for fiscal 2007. Net loss for fiscal 2008, which included one-time charges of $2.6 million related to the divestiture of the 3D line of business, and a $20.75 million settlement of Immersion’s lawsuit with Microsoft, was $(47.7) million, or $(1.61) per share. Excluding the one-time charges and settlement, net loss for fiscal 2008 was $(24.4) million, or $(0.82) per share. This compares with net income of $117 million, or $3.71 per diluted share, in fiscal 2007, which included $134.9 million related to Litigation Settlements, Conclusions and Patent License Income.

"Despite a backdrop of severe economic turmoil, Immersion posted growth in 2008," said Immersion president and CEO Clent Richardson. "We delivered this growth while undertaking decisive and transformative actions across our business as we have rebuilt our leadership team, simplified and streamlined our lines of business, forged important new customer relationships and recently re-launched our brand. The interest around products leveraging touch continues to gain momentum, creating a growing appreciation for Immersion’s technology. We are now focused on execution and capitalizing on opportunities created by this trend in 2009, backed by a balanced and diversified business model, with a strong balance sheet from which to fund our growth objectives."

Immersion recently announced that it has restructured its operations into two primary lines of business - Medical and Touch - in an effort to improve focus, drive future growth and leverage synergies inherent to its business model. As part of this process, the company today announced that it is relocating its Medical line of business from Gaithersburg, Maryland to its corporate headquarters in San Jose, California. This move is designed to measurably improve the Medical line of business from an execution, operations and management perspective and is expected to result in meaningful cost savings beginning in mid-2009.

As of December 31, 2008, Immersion had cash, cash equivalents, and short-term investments totaling $85.7 million, compared to $98.3 million as of October 1, 2008, which reflects the company’s litigation settlement with Microsoft. During the quarter, Immersion bought back $5.0 million of its own stock, bringing the total for fiscal 2008 to $18.4 million.

Corporate Highlights

Immersion recently:

  Benefitted from over 12.5 million handsets shipped by its mobile partners in the fourth quarter of 2008, up from 10 million in the third quarter of 2008. Well over 40 million Immersion-enabled handsets have now been delivered to the market.
  Appointed Craig Vachon to senior vice president and general manager of its Touch line of business and Amie Peters as vice president of Legal.
  Installed new leadership within the Medical line of business with the promotion of Daniel Chavez to senior vice president and general manager and the appointment of Steve Anderson to Vice President of Product Development.
  Signed a worldwide license agreement with Pantech Co., Ltd. to use its haptics technology in several of Pantech’s premier mobile phone handsets.
  Entered into an agreement with Leadis Technology, Inc., an analog and mixed-signal semiconductor developer of power management and touch ICs for mobile consumer electronics devices, to enable rapid implementation of high-quality haptic feedback in capacitive touch-enabled devices.
  Announced that it will power the advanced haptic user experience in Samsung's new subscription-enabled digital media player, the P3, the first digital media player in the world to include touch feedback.
  Announced that its industry-leading haptic technology is now available for implementation in phones powered by Android, the Open Handset Alliance's open source platform for mobile devices.
  Partnered with Visteon Corporation, a global automotive supplier, to apply its TouchSense® technology on electronic controls in vehicles and announced the first-ever automotive-grade actuator that enables fast integration of advanced haptics into touchscreens and touch surfaces for the global automotive industry.
  Announced plans to divest its 3D line of business to focus its attention on the Medical and Touch lines of business.

Conference Call Information

Immersion will host a conference call with company management on Monday, March 2, 2009 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the fourth quarter ended December 31, 2008. To participate on the live call, analysts and investors should dial +1 800.218.9073 at least ten minutes prior to the start of the call. A replay of the call will be available until 11:59 p.m. Pacific time on March 10, 2009 by dialing +1 800.405.2236 and entering the passcode 11125986#. A live and archived webcast of the conference call will also be available for one year within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Founded in 1993, Immersion Corporation is the recognized leader in developing, licensing, and marketing digital touch technology and products. Using Immersion's advanced touch feedback technology (http://www.immersion.com/corporate/products/), electronic user interfaces are more compelling, entertaining, and in many applications, safer and more productive. Immersion's technology has helped manufacturers develop innovative and creative solutions for products such as hundreds of video games and leading video console gaming systems, medical training simulators installed around the world, driver controls for automotive manufacturers, and mobile phones, such as those from LG and Samsung. Immersion's patent portfolio includes over 700 issued or pending patents in the U.S. and other countries.

Forward-Looking Statements

This press release contains "forward-looking statements" that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any statements of the plans, strategies, and objectives of management for future operations; any statements relating to future cost savings; any statements regarding consumer or market acceptance of touch feedback products in general; proposed products or services; any statements regarding future economic conditions or performance; and statements of belief or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business, which include but are not limited to the uncertain impact of the global economic slowdown on future business; delay in or failure to achieve commercial demand for Immersion's technology offerings; delay or failure to obtain acceptance at favorable prices of products that incorporate Immersion’s technology; uncertain impacts of relocating its medical business from Maryland to San Jose, including on employees, potential customers and partners; unforeseen costs and expenses; the risk that recent restructuring activities will not deliver the anticipated cost savings or result in additional revenues; regulatory uncertainties in the case of our medical business; a delay in or failure to achieve the acceptance of force feedback as a critical user experience in new and existing markets for our business segments; competition; and risks and uncertainties associated with ongoing and prospective litigation.

For a more detailed discussion of these factors and other factors that could cause Immersion's actual results to vary materially, interested parties should review the risk factors listed in Immersion's most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion's beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, and TouchSense are trademarks of Immersion Corporation in the U.S. and other countries.

IMMR - F

Immersion Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months		Years
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Revenues:
Royalty and license	$2,861	$4,019	$14,254	$11,881
Product sales	5,512	4,242	19,504	18,541
Development contracts and other	613	1,629	2,777	4,280
Total revenues	8,986	9,890	36,535	34,702

Costs and expenses:
Cost of product sales (exclusive of amortization of intangibles shown separately below)	4,834	2,275	12,441	8,808
Sales and marketing	4,855	2,935	16,851	11,493
Research and development	3,316	2,518	12,555	10,056
General and administrative	4,808	3,405	18,929	12,567
Amortization of intangibles	195	263	779	1,002
Litigation settlements, conclusions & patent license	-	-	20,750	(134,900)
Restructuring costs	537	-	537	-
Total costs and expenses	18,545	11,396	82,842	(90,974)

Operating income (loss)	(9,559)	(1,506)	(46,307)	125,676
Interest and other income (expense), net	392	1,817	3,796	4,830

Income (loss) before provision for income taxes	(9,167)	311	(42,511)	130,506

Benefit (provision) for income taxes	(544)	200	(5,174)	(13,488)

Net income (loss)	$(9,711)	$511	$(47,685)	$117,018

Basic net income (loss) per share	$(0.35)	$0.02	$(1.61)	$4.23

Shares used in calculating basic net income (loss) per share	28,046	30,253	29,575	27,662

Diluted net income (loss) per share	$(0.35)	$0.02	$(1.61)	$3.71

Shares used in calculating diluted net income (loss) per share	28,046	32,488	29,575	31,667

Immersion Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)	(1)
ASSETS
Cash and cash equivalents	$64,769	$86,493
Short-term investments	20,974	51,619
Accounts receivable, net	6,829	5,494
Inventories, net	3,396	3,674
Deferred income taxes	226	3,351
Prepaid expenses and other current assets	3,225	3,036
Total current assets	99,419	153,667

Property and equipment, net	3,827	2,112
Deferred income tax assets, net	-	4,031
Intangibles, net and other assets	9,945	8,558

TOTAL ASSETS	$113,191	$168,368

LIABILITIES
Accounts payable	$2,842	$1,657
Accrued compensation	3,010	1,828
Other current liabilities	3,466	2,629
Deferred revenue and customer advances	5,125	4,478
Total current liabilities	14,443	10,592

Long-term deferred revenue, less current portion	16,887	14,269
Deferred income tax liabilities	226	-
Other long-term liabilities	212	1,720
TOTAL LIABILITIES	31,768	26,581

STOCKHOLDERS’ EQUITY	81,423	141,787

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$113,191	$168,368

(1) Derived from Immersion’s annual audited consolidated financial statements.

CONTACT:
The Blueshirt Group
Jennifer Jarman, +1-415-217-7722 (Investors)
jennifer@blueshirtgroup.com